                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          BURLINGTON INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          BURLINGTON INDUSTRIES, INC.

                           3330 WEST FRIENDLY AVENUE                      [LOGO]
                        GREENSBORO, NORTH CAROLINA 27410

                                                               December 16, 1996

Dear Stockholder:

     We cordially invite you to attend your Company's 1997 Annual Meeting of Stockholders on Thursday, February 6, 1997. The meeting will be held at Corporate Headquarters in Greensboro, North Carolina and will begin at 9:30 a.m.

     The formal notice of meeting, proxy statement and form of proxy accompany this letter and describe in detail the matters to be acted upon at the meeting.

     As a stockholder, your vote is important. We urge you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     On behalf of your Board of Directors, thank you for your continued support and interest in Burlington Industries, Inc.

                                   Sincerely,

/s/ Frank S. Greenberg                        /s/ George W. Henderson, III
------------------------------                -----------------------------
Frank S. Greenberg                            George W. Henderson, III
Chairman of the Board                         President and Chief
                                              Executive Officer

                          BURLINGTON INDUSTRIES, INC.
                                                                          [LOGO]
                           3330 WEST FRIENDLY AVENUE
                        GREENSBORO, NORTH CAROLINA 27410

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 6, 1997
                    ----------------------------------------

                                                               December 16, 1996

To the Holders of Common Stock of
  BURLINGTON INDUSTRIES, INC.

     The 1997 Annual Meeting of Stockholders of Burlington Industries, Inc. will be held at the principal executive offices of the Corporation, 3330 West Friendly Avenue, Greensboro, North Carolina on Thursday, February 6, 1997, at 9:30 a.m. for the following purposes:

     1. To elect two Class II Directors to serve for a three-year term and until the election and qualification of their respective successors;

     2. To consider and act upon the selection of independent public accountants to audit the books and accounts of the Corporation for the 1997 fiscal year; and

     3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Corporation as of the close of business on December 10, 1996, will be entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Barbara K. Eisenberg
                                          ------------------------------------
                                          Barbara K. Eisenberg

                                          Vice President and Secretary

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

     Stockholders are requested to complete, sign, date and promptly return the enclosed Proxy in the envelope provided. No postage is required for mailing in the United States.

                          BURLINGTON INDUSTRIES, INC.

                           3330 WEST FRIENDLY AVENUE
                        GREENSBORO, NORTH CAROLINA 27410
                    ----------------------------------------

                                PROXY STATEMENT
                    ----------------------------------------
                ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 6, 1997

     The enclosed Proxy is solicited on behalf of the Board of Directors of Burlington Industries, Inc. (hereinafter referred to as "Burlington" or the "Corporation") and is revocable at any time before it is exercised by written notice to the Secretary of the Corporation, by submission of a Proxy bearing a later date or by voting in person at the Meeting. Unless revoked, properly executed and returned Proxies will be voted as specified thereon. The cost of soliciting Proxies will be borne by the Corporation. Solicitation may be made by the Corporation's officers, Directors or employees, personally or by telephone or telecopier. In addition, the Corporation has retained Morrow & Company, Inc. to assist in the solicitation of Proxies and will pay that firm a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting materials to the beneficial owners of Common Stock of the Corporation. This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders on or about December 16, 1996.

     On December 10, 1996, the record date for the 1997 Annual Meeting of Stockholders, there were outstanding 56,165,768 shares of common stock, par value $.01 per share ("Common Stock"), having one vote each. Only holders of Common Stock of record at the close of business on December 10, 1996 will be entitled to vote at the Meeting.

1. ELECTION OF DIRECTORS

     The Corporation's Restated Certificate of Incorporation and Bylaws provide that the number of Directors, as determined from time to time by the Board of Directors, shall be not less than three nor more than fifteen. The Board of Directors has currently fixed the number of Directors at nine. Effective upon the completion of elections of Directors at the 1997 Annual Meeting of Stockholders, the Board of Directors has fixed the number of Directors at eight persons. The Restated Certificate of Incorporation and Bylaws further provide that Directors shall be divided into three classes (Class I, Class II and Class
III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     In accordance with the recommendation of its Nominating Committee, the Board of Directors has nominated John D. Englar and Abraham B. Stenberg for election as Class II Directors for a term expiring at the 2000 Annual Meeting and in each case until their respective successors are elected and qualified. Both nominees are currently Directors of the Corporation whose terms expire at the 1997 Annual Meeting. Mr. Leventhal, a Director and Vice Chairman, has requested not to stand for reelection because he would be unable to serve a full term as a Director under the Corporation's retirement policy for Directors who are employees of the Corporation. Other Directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1998 or 1999 Annual Meeting, as the case may be. The Board of Directors has announced its intention to re-elect Mr. Greenberg as Chairman of the Board of Directors for a one-year term commencing on February 6, 1997.

     It is the intention of the persons named in the enclosed form of Proxy to vote such Proxies for the election of the nominees listed herein. The proposed nominees are willing to be elected and serve, but in the event any nominee at the time of election is unable to serve or is otherwise unavailable for election, it is intended that votes will be cast pursuant to the accompanying Proxy for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. The Board of Directors is not aware of any circumstances under which the proposed nominees would decline or become unable to serve.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     The following information is furnished for each person who is nominated for election as a Director or who is continuing as an incumbent Director: name; age; whether such person is a nominee for election ("Nominee") or an incumbent Director whose term does not expire at the 1997 Annual Meeting ("Incumbent"); how long he has served as a Director of the Corporation; the year in which his term is to expire; principal occupation and employment during the past five years; boards of directors of other publicly-owned companies on which he serves; and Committees of the Board of the Corporation of which he is a member.

JOSEPH F. ABELY, JR., 67          Incumbent      Term Expires in 1999

     Mr. Abely is the retired Chairman of the Board, Chief Executive Officer and Director of Sea-Land Corporation, an international transportation company. He is a Director of C.R. Bard, Inc. and Perkin-Elmer Corporation. He has been a Director of the Corporation since 1992, and served as a Director of the Corporation's predecessor, Burlington Industries, Inc., from 1979 until 1987. He is Chairperson of the Compensation and Benefits Committee and a member of the Audit, Executive and Nominating Committees of the Board.

JOHN D. ENGLAR, 49                Nominee        Term Expires in 1997

     Mr. Englar has been Senior Vice President, Corporate Development and Law of the Corporation since 1995. Prior thereto he was Senior Vice President, Finance and Law (from 1993) and Chief Financial Officer of the Corporation (from 1994). He was Vice President and General Counsel of the Corporation for more than five years prior to 1994 and Secretary for more than five years prior to 1993. Mr. Englar is Chairperson of the Investment Committee of the Board. He has been a Director of the Corporation since 1990.

FRANK S. GREENBERG, 67            Incumbent      Term Expires in 1998

     Mr. Greenberg has been Chairperson of the Board of the Corporation for more than five years and until 1995 was also Chief Executive Officer of the Corporation for more than five years. He was President of the Corporation until 1993 and for more than five years prior thereto. Mr. Greenberg is also a Director of Clark-Schwebel, Inc., a manufacturer of fiber glass fabric primarily for printed circuit boards. Mr. Greenberg is Chairperson of the Executive Committee and a member of the Nominating Committee of the Board. He has been a Director of the Corporation since 1987.

GEORGE W. HENDERSON, III, 48      Incumbent      Term Expires in 1999

     Mr. Henderson has been Chief Executive Officer of the Corporation since 1995 and President and Chief Operating Officer since 1993. He was a Group Vice President of the Corporation for more than five years prior to 1993. Mr. Henderson is also a Director of Jefferson Pilot Corporation, The Research Triangle Foundation of North Carolina and Wachovia Bank of North Carolina, N.A. Mr. Henderson is a member of the Executive Committee of the Board. He has been a Director of the Corporation since 1990.

DAVID I. MARGOLIS, 66             Incumbent      Term Expires in 1999

     Mr. Margolis has been Chairman of the Executive Committee of Coltec Industries Inc ("Coltec"), a manufacturer of aerospace, automotive and industrial products, since 1995. He had been Chairman of the Board and Chief Executive Officer of Coltec for more than five years prior thereto. Mr. Margolis has been a Director of the Corporation since 1992. He is Chairperson of the Audit Committee and a member of the Compensation and Benefits, Executive and Nominating Committees of the Board.

JOHN G. MEDLIN, JR., 63           Incumbent      Term Expires in 1998

     Mr. Medlin is Chairman of the Board of Directors of Wachovia Corporation, a bank holding company. He retired from management of Wachovia Corporation at the end of 1993, after seventeen years as Chief Executive Officer. Mr. Medlin is also a director of BellSouth Corp., Media General, Inc., Nabisco Holdings Corp., National Service Industries, Inc., RJR Nabisco Holdings Corp. and USAir Group, Inc. Mr. Medlin is Chairperson of the Nominating Committee and a member of the Audit, Compensation and Benefits and Executive Committees of the Board. Mr. Medlin has been a Director of the Corporation since 1994.

NELSON SCHWAB III, 51             Incumbent      Term Expires in 1998

     Mr. Schwab is co-founder of Carousel Capital, a merchant banking firm, and has been Managing Director since its inception in January 1996. He was Chairman and Chief Executive Officer of Paramount Parks Inc., owner of theme amusement parks, from 1992 until June 1995. For more than five years prior to 1992, Mr. Schwab was Chairman and Chief Executive Officer of Kings Entertainment Co., owner of theme amusement parks. He is also a Director of Summit Properties, Inc. and First Union National Bank of North Carolina. He has been a Director of the Corporation since 1995. Mr. Schwab is a member of the Audit and Nominating Committees of the Board.

ABRAHAM B. STENBERG, 61           Nominee        Term Expires in 1997

     Mr. Stenberg has been an Executive Vice President of the Corporation since 1993 and President and Chief Operating Officer of the Burlington Interior Furnishings Group since 1995, in which capacity he has senior management responsibility for the Corporation's interior furnishings segment's four businesses -- Burlington House, Lees, Burlington House Area Rugs, and The Bacova Guild, Ltd. -- as well as the Corporation's operations in Mexico. He was a Group Vice President of the Corporation for more than five years prior to 1993. Mr. Stenberg has been a Director of the Corporation since 1990.

CERTAIN COMMITTEES OF THE BOARD

     Included in the committees of the Corporation's Board of Directors are Audit, Compensation and Benefits and Nominating Committees. The members of these Committees have been identified above. During the 1996 fiscal year, the Board met five times, the Audit Committee met twice, the Compensation and Benefits Committee met five times and the Nominating Committee met three times.

     The Audit Committee's principal responsibilities consist of recommending the selection of independent auditors, reviewing the scope of the audit conducted by such auditors, as well as the results of the audit itself, reviewing the Corporation's internal audit staff function and reviewing with appropriate officers of the Corporation matters relating to financial reporting and to accounting and auditing procedures and policies generally. It also submits to the Board of Directors recommendations with respect to financial reporting, accounting practices and policies and other appropriate matters.

     The Compensation and Benefits Committee has authority to formulate and give effect to policies respecting salary, compensation and other matters relating to employment of executive officers with the Corporation, including, without limitation, incentive compensation plans for such persons. The Committee also reviews and makes recommendations with respect to pension, profit sharing and other compensation plans of the Corporation.

     The Nominating Committee's responsibilities are to review the size and composition of the Board and the qualifications of possible candidates for the Board and, as a result, to make recommendations respecting nominees to be proposed for election. In addition, it is authorized to evaluate the existence, composition and membership of the Committees of the Board of Directors and to recommend a successor to the Chief Executive Officer in the event of a vacancy. The Committee will consider recommendations made in writing by stockholders respecting possible candidates for the Board of Directors to be elected at the 1998 Annual Meeting. Such recommendations must be received by the Secretary of the Corporation not later than the latest date on which such stockholder could otherwise nominate such person for Director pursuant to the Corporation's Bylaws, and must include a written consent of the possible candidate to be considered for a nomination. The procedure for nominating candidates for Director is described under "Proposals of Stockholders" below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following Table sets forth, as of December 2, 1996, information with respect to each person known to the Corporation (based on public filings) to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. Beneficial ownership disclosed in the Tables in this section has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

                                                                AMOUNT AND NATURE OF     PERCENT
             NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP     OF CLASS
--------------------------------------------------------------  --------------------     --------
FMR Corp......................................................        8,355,300(a)         12.5%
82 Devonshire Street
Boston, MA 02109
Wellington Management Company.................................        6,700,000(b)         10.0%
75 State Street
Boston, MA 02109
MacKay-Shields Financial Corporation..........................        4,935,200(c)          7.4%
9 West 57th Street
New York, NY 10019
Merrill Lynch Asset...........................................        3,817,200(d)          5.7%
  Management L.P. dba
  Merrill Lynch Asset Management
  ("MLAM") and Fund Asset Management L.P.
  dba Fund Asset Management ("FAM")
800 Scudders Mill Road
Plainsboro, NJ 08536-1606

---------------
(a) According to information provided by FMR Corp., FMR Corp. has sole voting power with respect to 170,600 of the above-listed shares and sole investment power with respect to all of the above-listed shares.

(b) According to information provided by Wellington Management Company ("Wellington"), Wellington has no voting power and shared investment power with respect to all of the above-listed shares.

(c) According to information provided by MacKay-Shields Financial Corporation ("MSF"), MSF has shared voting and investment power with respect to all of the above-listed shares.

(d) According to information provided by MLAM and FAM, MLAM and FAM have sole voting and investment power with respect to all of the above listed shares, although Merrill Lynch and Co., Inc., the parent company of MLAM and FAM, may be deemed to share voting and investment power with respect to such shares.

     There are two classes of common stock of the Corporation: Common Stock and nonvoting common stock ("Nonvoting Common Stock"). Generally, all holders of shares of Common Stock and Nonvoting Common Stock are entitled to the same rights and privileges. Differences between Common Stock and Nonvoting Common Stock relate primarily to voting rights. Holders of shares of Common Stock are entitled to vote on the election or removal of the Directors of the Corporation and on all other matters to be voted on by the stockholders of the Corporation. Except as otherwise provided by law, holders of shares of Nonvoting Common Stock do not have any right to vote on any matters to be voted on by the stockholders of the Corporation.

     On December 2, 1996, The Equitable Companies Incorporated ("Equitable"), The Equitable Life Assurance Society of the United States, Equitable Deal Flow Fund, L.P., and Equitable Variable Life Insurance Company, 1285 Avenue of the Americas, New York, New York 10019 owned an aggregate of

6,904,808 shares of Nonvoting Common Stock, constituting all of the issued and outstanding shares of Nonvoting Common Stock. Such shares constitute 10.3% of the outstanding shares of common stock of the Corporation. Subject to the provisions of the Corporation's Restated Certificate of Incorporation, each record holder of shares of Nonvoting Common Stock is entitled at any time to exchange any of such shares for shares of Common Stock on a one-for-one basis; provided, however, that shares of Nonvoting Common Stock held by Equitable and its affiliates may not be exchanged for shares of Common Stock so long as such shares of Nonvoting Common Stock are held by such parties.

     The following Table sets forth the number of shares of Common Stock beneficially owned, as of December 2, 1996, by each Director and each nominee for Director, by each of the named executive officers of the Corporation (as defined in "Executive Compensation -- Summary Compensation Table") and by all Directors and executive officers of the Corporation as a group.

                                                              AMOUNT AND NATURE OF         PERCENT
                 NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(a)       OF CLASS
-----------------------------------------------------------  -----------------------       --------
Joseph F. Abely, Jr........................................             8,500(b)                *%
John D. Englar.............................................           196,122(c)                *
Frank S. Greenberg.........................................           655,213(b)(c)             *
George W. Henderson, III...................................           462,178(c)                *
Bernard A. Leventhal.......................................           320,667(c)                *
David I. Margolis..........................................            17,500(b)                *
John G. Medlin, Jr.........................................             6,500(b)                *
Nelson Schwab III..........................................             2,250(b)                *
Abraham B. Stenberg........................................           311,460(c)                *
Gary P. Welchman...........................................           281,610(c)                *
All Directors and executive officers as a group
     (18 persons), including the above.....................         2,514,773(b)(c)          3.76%

---------------
* Represents less than 1% of the class.

(a) Unless otherwise indicated in a footnote below, each Director and named executive officer possesses sole voting and sole investment power with respect to the shares shown in the Table above.

(b) Includes 7,500 shares each held in the names of Messrs. Abely and Margolis, 4,500 shares held in the name of Mr. Medlin, 3,000 shares held in the name of Mr. Greenberg and 2,250 shares held in the name of Mr. Schwab under the Stock Plan for Non-Employee Directors, as to which such persons possess voting power but not investment power.

(c) Included for executive officers of the Corporation are shares in which they have voting power, but not investment power, under the Burlington Industries, Inc. Employee Stock Ownership Plan ("ESOP"). Also included are shares not currently owned but which are issuable upon exercise of stock options under the Burlington Industries, Inc. Amended and Restated 1990 Equity Incentive Plan (the "1990 Equity Incentive Plan") and the Burlington Industries, Inc. 1992 Equity Incentive Plan (the "1992 Equity Incentive Plan"), which are currently exercisable, as follows: Mr. Englar, 131,527 shares; Mr. Greenberg, 475,402 shares; Mr. Henderson, 289,762 shares; Mr. Leventhal, 205,428 shares; Mr. Stenberg, 205,428 shares; Mr. Welchman, 216,527 shares; and all executive officers and Directors as a group (12 persons), 1,657,870 shares. The Table above also includes unvested shares of restricted stock granted under the 1992 Equity Incentive Plan as to which such persons possess voting power but not investment power, as follows: Mr. Englar, 10,000 shares; Mr. Henderson, 45,000 shares; and all executive officers and Directors as a group, including Messrs. Englar and Henderson (3 persons), 65,000 shares.

COMPENSATION OF DIRECTORS

     An annual fee of $30,000 is paid to each Director who is not an employee of the Corporation. No separate attendance fees are paid with respect to participation in and attendance at Board of Directors or Committee meetings. No fees are paid to employee Directors for their services in such capacity. Directors may participate, along with all other employees of the Corporation, in the Corporation's matching charitable gifts program to qualifying educational institutions.

     Directors who are not employees of the Corporation also are awarded grants of restricted shares of Common Stock under the Stock Plan for Non-Employee Directors. Pursuant to this Plan, each non-employee Director receives a grant of 1,500 shares of Common Stock with respect to each year of service as a Director. Each annual stock grant will vest upon the completion of the year of service with respect to which such grant has been made. Such stock grants are subject to
(a) restrictions on transfer and other disposition until completion of the Director's service on the Board, and (b) forfeiture in whole or in part of unvested share awards in the event that the Director fails to complete the related year of service. Under the Plan, Messrs. Abely, Greenberg, Margolis, Medlin and Schwab were each granted 1,500 shares of Common Stock in 1996, which will vest upon completion of the Board year of service ending on February 6, 1997.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Corporation's executive compensation program is designed to achieve superior operating performance, thereby maximizing stockholder value, and to attract, retain and motivate a highly qualified senior management team which is critical to the Corporation's long-term success. The Compensation and Benefits Committee (the "Committee") believes that these objectives can best be obtained by directly tying executive compensation to meeting annual and long-term financial performance goals and to appreciation in the Corporation's stock price.

     In line with these objectives, the total compensation program for the Corporation's executive officers consists of three components:

     1. Base salary.

     2. Annual incentive compensation consisting of a cash bonus if designated financial performance objectives are achieved.

     3. Long-term equity incentives composed of stock options and performance unit awards based on achieving cumulative long-term financial objectives ("Performance Units").

     To support these fundamental principles, the portion of executives' compensation related to annual incentive compensation and equity-based long-term incentive plans is designed to be significant in relation to base salary, especially for senior executives. The Corporation has further linked employee and stockholders' interests through the Performance Shares Plan under which existing ESOP accounts of all employees will be credited with shares of the Corporation's Common Stock if the Corporation achieves certain annual financial performance levels.

     In fiscal year 1996, the Board of Directors adopted and the stockholders approved, the 1995 Equity Incentive Plan which includes performance goals based upon earnings before interest and taxes ("EBIT") and return on investment ("ROI"). These performance goals reinforce the Corporation's strategic plan which focuses on growth and increased profitability.

THE COMMITTEE

     The Committee establishes compensation objectives and policies for executive officers, sets compensation payable to executive officers under those policies, administers the 1995 Equity Incentive Plan and has general oversight responsibility for incentive compensation and benefit plans. The

Committee is entirely composed of independent, non-employee Directors. The Committee uses independent compensation consultants and compensation surveys furnished and evaluated by such consultants to provide advice and data to assist it in developing compensation that is competitive with other similarly-situated United States industrial companies and which reinforce the Corporation's objective of aligning executive compensation with the interests of the Corporation's stockholders.

BASE SALARY

     The base salary of the Corporation's executive officers is determined by evaluating the responsibilities of the position and individual performance. A salary range is established for each position based on survey information of salary levels of similarly-situated U.S. industrial companies, which the Corporation regards as the competitive marketplace for executive talent. Because of the Corporation's size and diversification, the Committee has not limited these comparisons to companies in the U.S. textile industry or companies reflected in the Stock Performance Graph set forth below. These salary ranges are reviewed on an annual basis and adjusted when appropriate. Generally, base salary for executive officers is targeted at the mid-point of the range. Actual salaries paid to the Corporation's executive officers are positioned within the salary range for their position based upon their level of experience and performance. Mr. Henderson's salary is below the median of salaries for chief executive officers of industrial companies in the United States. None of the named executive officers received salary increases in fiscal year 1996.

ANNUAL INCENTIVE BONUS

     Guided by the Corporation's objective of promoting superior operating performance by making incentive compensation a significant portion of executive officers' compensation, the Corporation's 1996 Cash Incentive Plan ("1996 Plan") (in which approximately 204 senior managers participated) provides for an annual bonus based on achieving certain EBITDA levels (operating earnings before interest, taxes, depreciation and amortization) and to a lesser extent working capital performance measurements, established for each division (corporate EBITDA goals are used in the case of Mr. Henderson and other corporate staff participants).

     Bonus awards are earned in proportion to the achievement of divisional (or corporate) performance goals and, if threshold targets are met, will be based on varying percentages (previously established by the Committee) of base salary, depending on the Committee's determination of the executive officer's level of contribution to the business unit's performance. The 1996 Plan is positioned so that bonuses paid at target performance levels are at the median range of annual incentive awards for similarly-situated U.S. industrial companies. Aggregate payments under the 1996 Plan were capped at 3.0% of EBITDA. The Committee reviewed and approved each of the performance standards for the Corporation, individual divisions and individual executive officers and, based upon advice of an independent compensation consultant, believes they are reasonable.

     The Corporation's operating performance in fiscal year 1996 resulted in lower corporate EBITDA and divisional EBITDA for several of the divisions. Accordingly, bonuses under the 1996 Plan paid to Mr. Henderson and the other named executive officers (other than Mr. Welchman) and to certain of the Corporation's executive officers were earned at lower levels than in prior years. Mr. Henderson's award of $500,000 under the 1996 Plan was 17.4% less than his bonus award in 1995.

LONG-TERM INCENTIVES

     The Corporation provides long-term, stock-related incentives to key executives and employees (including the named executive officers) under the 1995 Equity Incentive Plan. In fiscal year 1996, the Corporation's 1992 Equity Incentive Plan was replaced by the 1995 Equity Incentive Plan and no further awards will be issued under the 1992 Equity Incentive Plan. Outstanding awards under the 1992 Equity Incentive Plan may continue to be exercised, vest or be paid in accordance with their terms.

     1995 Equity Incentive Plan

     Awards under the 1995 Equity Incentive Plan consist of stock options to purchase shares of Common Stock and Performance Units dependent upon achievement of specified performance goals. The 1995 Equity Incentive Plan permits awards of restricted shares of Common Stock, although the Committee has not made any such awards and does not plan to do so other than in exceptional circumstances (e.g. new hires if the situation requires).

     In fiscal year 1996, the Committee awarded stock options and Performance Units to certain executive officers and key employees. These awards were designed to further align management's incentives with the interests of the Corporation's stockholders and to reward executives for increases in stockholder value. The Performance Units awarded are dependent upon achievement of targets based upon performance goals measured by both divisional or corporate cumulative EBIT and ROI, each over the three-year period of fiscal years 1996, 1997 and 1998 (the "Performance Goals"). The Performance Goals are "stretch goals" in that the targets have been set at levels higher than those ever attained by the Corporation during any three-year period and both EBIT and ROI targets must be achieved. The Committee believes that using EBIT and ROI as the Performance Goals will more directly tie the executives' and key employees' compensation to the Corporation's objectives of growth, profitability and return on stockholders' investment. Performance Units which are earned will be payable in three annual installments, commencing in November 1998, in Common Stock valued at the prevailing market price on the date of payment of the installment.

     The stock options awarded in fiscal year 1996 under the 1995 Equity Incentive Plan were granted at the fair market value on the grant date and, therefore, will only have value to the extent the Common Stock increases in value over the exercise price. The stock options vest in five years from the date of grant, but to further emphasize the importance of achieving the Performance Goals, the vesting schedule will be accelerated from five years to three years if the target Performance Goals are achieved.

     The 1995 Equity Incentive Plan is positioned so that targeted awards are at the lower median range of awards for similarly-situated United States industrial companies. With respect to Performance Units, targets for each executive officer were established based upon varying percentages (previously established by the Committee) of base salary depending upon the Committee's determination of the participant's level of contribution to achieving the Performance Goals.

     Awards under the 1995 Equity Incentive Plan were designed to be multiple year, not annual, awards to give executives incentives to have their business units achieve superior performance over a three-year period, not to have their performance focused only on annual results. Awards outstanding under the 1995 Equity Incentive Plan are subject to vesting schedules ranging from three to five years, designed to retain key executives and employees in the Corporation's employ. The Committee believes that these schedules are considerably longer than is customary.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility of certain compensation exceeding $1 million per year paid to a company's chief executive officer and its four other highest paid executive officers in office at fiscal year end. The Corporation believes that the impact, if any, of such limitation is immaterial to the Corporation with respect to fiscal year 1996. The 1995 Equity Incentive Plan was structured so as to preserve the tax deduction for performance-based compensation paid thereunder. The Committee will continue to monitor this tax law and evaluate whether any modifications should be made to the Corporation's compensation programs in future years.

COMPENSATION AND BENEFITS COMMITTEE
Joseph F. Abely, Jr., Chairman
David I. Margolis
John G. Medlin, Jr.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Table sets forth information regarding the compensation of the Corporation's Chief Executive Officer during fiscal year 1996 and each of the Corporation's four most highly compensated senior executive officers (collectively, the "named executive officers") for services in all capacities to the Corporation in fiscal years 1996, 1995 and 1994.

                                                                                                             LONG TERM
                                                                                                            COMPENSATION
                                                                                                          ----------------
                                                                                                               AWARDS
                                                                        ANNUAL COMPENSATION               ----------------
                                                             ------------------------------------------
                                                                                           OTHER
                                                                                           ANNUAL         RESTRICTED STOCK
NAME AND PRINCIPAL POSITION                           YEAR   SALARY($)   BONUS($)    COMPENSATION($)(1)    AWARD(S)($)(2)
----------------------------------------------------  ----   ---------   ---------   ------------------   ----------------
George W. Henderson, III............................  1996    500,000     500,000              --                   --
  President and Chief                                 1995    475,002     605,000              --              455,625
  Executive Officer                                   1994    400,008     430,000           1,682                   --
Bernard A. Leventhal................................  1996    375,000     115,000              --                   --
  Vice Chairman                                       1995    367,500     150,000              --                   --
                                                      1994    345,000     400,000           4,485                   --
Abraham B. Stenberg.................................  1996    400,000     465,000              --                   --
  Executive Vice President                            1995    385,002     500,000              --                   --
  and President and Chief                             1994    340,008     460,000           3,882                   --
  Operating Officer of the
  Burlington Interior
  Furnishings Group
Gary P. Welchman....................................  1996    330,000     150,000              --                   --
  Executive Vice President                            1995    322,500     125,000              --                   --
                                                      1994    300,000     260,000              --                   --
John D. Englar......................................  1996    250,000     160,000              --                   --
  Senior Vice President,                              1995    247,500     210,000              --              101,250
  Corporate Development                               1994    233,751     175,000              --                   --
  and Law

                                                      SECURITIES      PAYOUTS
                                                      UNDERLYING   -------------
                                                       OPTIONS/        LTIP            ALL OTHER
NAME AND PRINCIPAL POSITION                           SARS(#)(3)   PAYOUTS($)(4)   COMPENSATION($)(5)
----------------------------------------------------  ----------   -------------   ------------------
George W. Henderson, III............................    160,000        381,816              1,644
  President and Chief                                   100,000        509,088            240,392
  Executive Officer                                          --             --              4,890
Bernard A. Leventhal................................     65,000        211,764              1,644
  Vice Chairman                                              --        282,353            351,725
                                                             --             --              4,890
Abraham B. Stenberg.................................    110,000        552,000              1,644
  Executive Vice President                                   --        736,000            351,725
  and President and Chief                                    --             --              4,890
  Operating Officer of the
  Burlington Interior
  Furnishings Group
Gary P. Welchman....................................     65,000        206,099              1,644
  Executive Vice President                                   --        274,799            129,059
                                                             --             --              4,890
John D. Englar......................................     55,000        152,727              1,644
  Senior Vice President,                                 40,000        203,636             86,672
  Corporate Development                                      --             --              4,890
  and Law

---------------

(1) The amounts in this column for 1994 are amounts paid to reimburse certain of the named executive officers for taxes paid on imputed income on promissory notes issued by certain of the named executive officers to the Corporation, which notes were paid in full during fiscal year 1995.

(2) This column shows the market value (on the date of grant) of awards of shares of restricted stock under the 1992 Equity Incentive Plan. The aggregate number and value (inclusive of all amounts paid therefor by the grantee) of shares of restricted stock held by the named executive officers (including the awards shown in this column) at September 28, 1996 were as follows: Mr. Henderson, 45,000 shares ($450,000) and Mr. Englar, 10,000 shares ($100,000). Holders of restricted stock have the same right to receive dividends as other holders of Common Stock. The Corporation has not paid any dividends on its Common Stock.

(3) The Corporation has not granted any SARs.

(4) The amounts shown in this column were paid upon achievement of specified aggregate performance goals for fiscal years 1993, 1994 and 1995 in connection with Performance Units awarded under the 1992 Equity Incentive Plan. These amounts were paid primarily in shares of Common Stock valued at the fair market value on the payment date.

(5) The amounts in this column for 1996 and 1994 are the value of shares of the Corporation's Common Stock allocated to the named executive officers' accounts under the ESOP ("ESOP Allocation"), valued on the respective allocation dates. The amounts in this column for 1995 for the named executive officers are the value of the ESOP Allocation, valued on the allocation date, and the one-time payment on January 1, 1995 of deferred cash rights ("Deferred Cash Rights") awarded under the Corporation's 1990 Equity Incentive Plan, as follows: for Mr. Henderson, $1,841 for the ESOP Allocation and $238,551 for the Deferred Cash Rights; for Mr. Leventhal, $1,841 for the ESOP Allocation and $349,884 for the Deferred Cash Rights; for Mr. Stenberg, $1,841 for the ESOP Allocation and $349,884 for the Deferred Cash Rights; for Mr. Welchman, $1,841 for the ESOP Allocation and $127,218 for the Deferred Cash Rights; and for Mr. Englar, $1,841 for the ESOP Allocation and $84,831 for the Deferred Cash Rights.

     The Corporation's loan to Mr. J.H. Clippard, Vice President Investor Relations, and his wife of $358,500 on an interest-free basis in connection with his relocation to the Corporation's headquarters in North Carolina was repaid in full in 1996.

STOCK OPTIONS AND PERFORMANCE UNITS

     The following Table shows information concerning stock options granted to each of the named executive officers during fiscal year 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                     INDIVIDUAL GRANTS
                                ------------------------------------------------------------
                                                            % OF
                                                           TOTAL
                                      NUMBER OF           OPTIONS
                                SECURITIES UNDERLYING    GRANTED TO    EXERCISE                GRANT DATE
                                   OPTIONS GRANTED      EMPLOYEES IN    PRICE     EXPIRATION    PRESENT
             NAME                     (#)(1)(2)         FISCAL YEAR     ($/SH)       DATE      VALUE $(3)
------------------------------  ---------------------   ------------   --------   ----------   ----------
George W. Henderson, III......         160,000               7%        $ 11.625     11/13/05    $743,257
Bernard A. Leventhal..........          65,000               3%        $ 11.625     11/13/05    $301,948
Abraham B. Stenberg...........         110,000               5%        $ 11.625     11/13/05    $510,989
Gary P. Welchman..............          65,000               3%        $ 11.625     11/13/05    $301,948
John D. Englar................          55,000               2%        $ 11.625     11/13/05    $255,495

---------------
(1) The Corporation has not granted any SARs.

(2) The options vest and become exercisable on September 30, 2000, but such vesting and exercisability will be accelerated to November 13, 1998 if target levels of the performance goals established for fiscal years 1996, 1997 and 1998 are achieved. In addition, (i) all the unvested options will vest if the optionee dies or becomes permanently disabled, or if within two years following a change of control of the Corporation his employment is terminated by the Corporation "without cause" or if he voluntarily terminates his employment for "good reason" (as those terms are defined in the option agreements); (ii) a pro rata portion of the unvested options will vest if the optionee retires or if his employment is terminated by the Corporation "without cause" or if he voluntarily terminates his employment for "good reason" (and such termination does not occur within two years after a change of control of the Corporation); and (iii) all the unvested options will be canceled if the optionee is terminated "for cause" or if he voluntarily terminates his employment without "good reason".

(3) These values were calculated using the Black-Scholes option pricing model. The data relating to the hypothetical value is presented pursuant to SEC rules. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model. The assumptions used for the variables in the model were: 33% volatility (which is the weekly volatility of the Common Stock for the period from March 1992 to November 1995); a 5.8% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury zero-coupon bond with a maturity date closest to the assumed exercise period of the option); and no projected dividends. In addition, the assumed option term of the awards (six years on a ten year option) reflects the likelihood of exercise before the expiration date, and an adjustment for non-transferability or risk of forfeiture of 1.5% per annum.

     The following Table shows the number and value of stock options held by each of the named executive officers at the end of fiscal year 1996 (the value being the difference between the closing price of the Corporation's Common Stock on September 27, 1996 and the respective option exercise prices). The named executive officers did not exercise any stock options in fiscal year 1996.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING             VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                               SHARES                    AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END($)
                             ACQUIRED ON     VALUE     --------------------------  --------------------------
            NAME             EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------- -----------  -----------  -----------  -------------  -----------  -------------
George W. Henderson, III....      0            0         289,762       160,000        31,355          0
Bernard A. Leventhal........      0            0         205,428        65,000             0          0
Abraham B. Stenberg.........      0            0         205,428       110,000             0          0
Gary P. Welchman............      0            0         216,527        65,000             0          0
John D. Englar..............      0            0         131,527        55,000         2,237          0

     The following Table sets forth certain information concerning Performance Unit Awards granted during fiscal year 1996 to each of the named executive officers.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN FISCAL YEAR 1996

                                                                ESTIMATED FUTURE PAYMENTS UNDER
                                                                  NON-STOCK PRICE-BASED PLANS
                                                              -----------------------------------
                            NAME                              THRESHOLD($)  TARGET($)  MAXIMUM($)
------------------------------------------------------------- ------------  ---------  ----------
George W. Henderson, III.....................................    200,000     500,000   1,000,000
Bernard A. Leventhal.........................................     80,000     200,000     400,000
Abraham B. Stenberg..........................................    140,000     350,000     700,000
Gary P. Welchman.............................................     86,000     215,000     430,000
John D. Englar...............................................     66,000     165,000     330,000

     The dollar amounts set forth in the above Table are based upon achieving certain target levels under Performance Goals measured by both divisional or corporate cumulative EBIT and ROI performance over the three-year period of fiscal years 1996, 1997 and 1998. The Performance Unit Awards vest in three installments; 40%, 30% and 30%, respectively, on the last day of each of fiscal years 1998, 1999 and 2000. On each vesting date, the vested percentage of the total amount earned, determined in dollars, will be paid in shares of the Corporation's Common Stock (subject to certain maximum limitations on the number of shares), valued at the closing price of the Common Stock on the New York Stock Exchange on the day that Performance Goals and resulting Award values are calculated, in the case of the first vesting date, or on the subsequent two vesting dates. If the total amount earned cannot be paid in stock (because of such maximum limitation), the balance will be paid in cash.

RETIREMENT PLANS

     Retirement System

     Each eligible employee, including the named executive officers, may elect to participate in the Corporation's "Retirement System", which is a defined-benefit plan qualified under the Internal Revenue Code. Both individual and Corporation contributions are made to the Retirement System. Employee contributions represent a fixed percentage of base salary, calculated at the rate of 1.5% or 3.0%, as the employee elects, of base salary up to $6,600 plus 3.0% of base salary in excess of $6,600 each plan year, subject to maximum participating earnings levels established by the Internal Revenue Service ("IRS").

     The Retirement System provides an annual benefit payable to an eligible member at age 65 equal to the greater of (a) the sum of (i) the number of years of continuous participation prior to October 1,

1984, multiplied by the sum of 0.75% of the first $12,000 of annual salary at September 30, 1984, plus 1.5% of the excess over $12,000, and (ii) one-half of the member's contributions after September 30, 1984, (b) one-half of the member's total contributions, or (c) an amount determined under applicable Federal law requiring a minimum return on a participant's personal contributions. This benefit represents a life annuity with a guaranteed minimum return of personal contributions and may, at the participant's election, be paid as a lump sum. Benefits are not subject to offset for Social Security benefits or other amounts. Contributions made by the Corporation to the Retirement System in respect of a specified person cannot readily be separately or individually calculated by the actuaries of the Retirement System.

     The credited years of service to date under the Retirement System for named executive officers are as follows: Mr. Henderson -- 17; Mr. Leventhal -- 36; Mr. Stenberg -- 36; Mr. Welchman -- 25; and Mr. Englar -- 11. Covered remuneration under the Retirement System for such individuals is the base salary amount described in the first paragraph of "-- Employment Agreements" below, subject to limitations on amount imposed under Federal regulations. Estimated annual benefits payable upon retirement under the Retirement System at age 65 to the named executive officers (which benefits are fully vested), assuming no increase in present salary levels, would be: Mr. Henderson -- $187,022; Mr.
Leventhal -- $117,752; Mr. Stenberg -- $149,701; Mr. Welchman -- $117,898; and
Mr. Englar $88,648.

     Benefits provided under the Retirement System are subject to certain restrictions and limitations under the Code and applicable regulations promulgated thereunder, as in effect from time to time, and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under a benefits equalization plan, the Corporation will pay to certain participants in the Retirement System upon retirement supplemental benefits equal to the reduction in such plan benefits mandated by maximum benefit and salary limitations established under the Code and ERISA. Such supplemental amounts are reflected in the individual annual benefits indicated in the next preceding paragraph.

     Supplemental Pre-Retirement/Post-Retirement Plan

     The named executive officers participate in the Supplemental Pre-Retirement and Post-Retirement Benefits Plan (the "Benefits Plan"). In the event of the death before retirement of a named executive officer prior to age 65, the Benefits Plan provides a pre-retirement survivor benefit of 120 monthly payments equal to (a) in the case of Messrs. Leventhal and Stenberg, one-half of the greater of (i) the monthly base salary on the January 1 occurring concurrently with or immediately preceding such person's death or (ii) the average of the monthly base salary on January 1 for each of the previous five years (such greater amount being referred to as the "Monthly Base Salary") and (b) in the case of Messrs. Henderson, Welchman and Englar, one-half of their Monthly Base Salary in the case of death prior to age 60, thereafter decreasing by 5% each year to 25% of Monthly Base Salary if death occurs at or after age 64. The Benefits Plan also provides a post-retirement benefit, payable over 10 years, equal in total to one and one-half times the greater of (a) final annual base salary as of the January 1 occurring concurrently with or immediately preceding retirement or (b) an average of annual base salary on January 1 for each of the five years preceding retirement (such greater amount being referred to as the "Annual Base Salary"). The Benefits Plan also provides a post-retirement death benefit equal to the named executive officer's Annual Base Salary. Prior to retirement, the named executive officer may elect to convert such post-retirement death benefit to a monthly payment over a ten-year period. Any payments in the future will depend upon the Annual Base Salary level of the named executive officer at that time and whether he meets all the terms and conditions of the Benefits Plan, including refraining from engaging in any activities materially competitive with the business of the Corporation.

     Each named executive officer who attains age 50 and completes 10 years of service with the Corporation (currently each of them other than Messrs. Henderson and Englar) has a nonforfeitable right to receive benefits accrued under the post-retirement benefits portions of the Benefits Plan. Any named executive officer who begins to receive post-retirement payments before age 65 will have his payments reduced by a factor of 5% for each year remaining until he attains age 60 and reduced by a factor of 3% for each year remaining between age 61 and 65. Under the Benefits Plan, (a) the monthly pre-retirement survivor benefit (to be paid for 120 months) calculated assuming the death of the participant as of December 1, 1996, for Mr. Henderson would be $20,833, for Mr. Leventhal would be $15,625, for Mr. Stenberg would be $16,667, for Mr. Welchman would be $13,750, and for Mr. Englar would be $10,417; (b) the aggregate post-retirement benefits (payable over 10 years) calculated assuming retirement as of December 1, 1996, at current plan salary for Mr. Leventhal would be $528,750, for Mr. Stenberg would be $528,000, for Mr. Welchman would be $247,500, and for Messrs. Henderson and Englar would be $0; and (c) the post-retirement death benefit calculated assuming death of the participant as of December 1, 1996, for Mr. Leventhal would be $352,500, for Mr. Stenberg would be $352,000, for Mr. Welchman would be $165,000 and for Messrs. Henderson and Englar would be $0.

EMPLOYMENT AGREEMENTS

     The Corporation has employment agreements with the named executive officers providing for periods of employment as follows: the agreements with Messrs. Leventhal and Stenberg through December 31, 1997; the agreement with Mr. Welchman through January 31, 1998; and the agreements with Messrs. Henderson and Englar through January 31, 1999. These agreements provide, among other things, for minimum annual salaried compensation as follows: Mr. Henderson -- $500,000 per annum ($540,000 per annum effective January 1, 1997); Mr.
Leventhal -- $385,000 per annum; Mr. Stenberg -- $425,000 per annum; Mr. Welchman -- $345,000 per annum; and Mr. Englar -- $265,000 per annum.

     The employment agreements with the named executive officers provide that in the event of a voluntary termination of employment for "good reason", an involuntary termination of employment "without cause", disability (as defined in the agreements) or the sale of a subsidiary or division of the Corporation with respect to which the executive is employed in which such executive is not offered reasonably comparable employment with such business or subsidiary or with the Corporation or its affiliates, such executive will receive a lump sum in cash equal to the present value of the salary that would have been payable over the "remaining term" of the agreement had such executive not been terminated plus the present value of the average of the prior three years' bonuses times the "remaining term" of the agreement. The "remaining term" of an agreement in the case of Messrs. Henderson and Englar means two years if termination occurs on or before January 31, 1998, or one year if it occurs after such date; in the case of Messrs. Leventhal and Stenberg means two years if termination occurs on or before December 31, 1996, or one year if it occurs after such date; and in the case of Mr. Welchman means the period commencing on the date of termination and ending on January 31, 1998, if such termination occurs on or before February 1, 1997, or one year if it occurs after such date. Present value is to be computed by using the applicable Federal rate in effect at the time of computation as determined by the IRS for purposes of Section 1274(d) of the Code, and "good reason" means a material breach of an employment agreement involving the Corporation's failure to pay compensation due thereunder or a failure to be employed as a senior management employee of the Corporation. All the employment agreements provide that in the event of an involuntary termination for cause where such conduct is not found to be willful, the executive will receive a lump sum equal to the present value of the amount payable under the terms of the Corporation's payroll severance policy applicable to such employee.

     Mr. Greenberg has a one-year consulting agreement with the Corporation to provide consulting advice in the areas of his expertise at an annual retainer of $100,000, plus per diem consulting fees which may not exceed $100,000. The Board of Directors has approved a one-year renewal of such consulting agreement, effective January 1, 1997, on the same terms.

CHANGE IN CONTROL ARRANGEMENTS

     The agreements which the Corporation has entered into with each of the named executive officers in connection with the Benefits Plan contain provisions under which such officer's rights to receive pre-retirement survivor benefits and post-retirement benefits automatically, upon the occurrence of a change in control of the Corporation, become fully vested, nonforfeitable and payable on normal payment dates at 100% of benefit level (without regard to reductions of benefits arising from early retirement). Such officers have also entered into agreements with the Corporation in connection with the 1992 Equity Incentive Plan and the 1995 Equity Incentive Plan. Such agreements contain provisions under which such officers' awards of restricted stock, stock options and Performance Units will fully vest if their employment is terminated "without cause" or they voluntarily terminate their employment for "good reason", in each case within two years after the occurrence of a change in control of the Corporation.

                            STOCK PERFORMANCE GRAPH

     The following is a line graph presentation comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index and a peer group index for the period from the initial public offering of Common Stock on March 19, 1992 to September 27, 1996 (assuming reinvestment of any dividends and an investment of $100 in each on March 19, 1992):

        Measurement Period           Burlington Indus-
      (Fiscal Year Covered)             tries, Inc.           S&P 500           Peer Group
3/19/92                                        $100.00             $100.00             $100.00
10/2/92                                          89.29              101.81               93.89
10/1/93                                         103.57              117.17              100.29
9/30/94                                          75.00              120.81               94.55
9/29/95                                          90.18              156.74               96.83
9/27/96                                          71.43              188.31              102.01

     This peer group consists of Burlington Industries, Inc., Cone Mills Corporation, Culp, Inc., Delta Woodside Industries, Inc., Dixie Yarns, Inc., Dyersburg Corporation, Fab Industries, Inc., Forstmann & Company, Inc., Galey & Lord, Inc., Guilford Mills, Inc., Mohawk Industries, Inc., Springs Industries, Inc., Texfi Industries, Inc. and Unifi, Inc.

2.  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. In recommending the ratification by the stockholders of the appointment of Ernst & Young LLP, the Board of Directors is acting upon the recommendation of the Audit Committee, which is composed entirely of non-employee Directors and which has satisfied itself as to the firm's professional competence and standing. In making its recommendation, the Audit Committee has taken into consideration the audit scope and audit fees associated with such retention. A representative of Ernst & Young LLP will attend the 1997 Annual Meeting of Stockholders to answer appropriate questions and to make any statement that such representative may desire to make.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2, THE APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS AND ACCOUNTS OF THE CORPORATION FOR THE 1997 FISCAL YEAR, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

3.  OTHER BUSINESS

     Management of the Corporation is not aware of any other business which may be presented for action at the 1997 Annual Meeting. However, the enclosed Proxy confers discretionary authority with respect to matters that are not known to the Board at the date hereof and which may properly come before the meeting. It is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on any such matter.

VOTE REQUIRED FOR APPROVAL

     Votes with respect to matters submitted to stockholders at the 1997 Annual Meeting will be tabulated and certified by a representative of The Corporation Trust Company, who will be appointed as an independent inspector of election. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereat shall constitute a quorum for the transaction of business at the Annual Meeting. Treasury shares shall not be counted for quorum purposes and shall not be voted for any purpose at the Annual Meeting. Although abstentions and broker non-votes (matters subject to vote on validly submitted proxies for which no vote is indicated) are counted for purposes of determining whether a quorum is present at the Annual Meeting, they are not treated as votes cast on any matter as to which no voting instruction is indicated. The vote required to elect each Director is a plurality of the votes cast at the Meeting.

PROPOSALS OF STOCKHOLDERS

     In order for proposals by stockholders to be considered for inclusion in the Proxy and the Proxy Statement for the 1998 Annual Meeting, such proposals must be received by the Secretary of the Corporation at P.O. Box 21207, Greensboro, North Carolina 27420 no later than August 18, 1997.

     The Corporation's Bylaws set forth certain procedures that stockholders must follow in order to nominate a director or present any other business at an Annual Meeting of Stockholders. In addition to any other applicable requirements, for business to be properly brought before the 1998 Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the 1997 Annual Meeting, provided that if the 1998 Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 1998 Annual Meeting is mailed or public disclosure of the date of the 1998 Annual Meeting is made, whichever first occurs. The Bylaw provisions relating to advance notice of business to be transacted at Annual Meetings may be obtained from the Secretary of the Corporation.

AVAILABILITY OF FORM 10-K

     THE CORPORATION'S ANNUAL REPORT ON FORM 10-K WITH RESPECT TO THE FISCAL YEAR ENDED SEPTEMBER 28, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO J.H. CLIPPARD, JR., VICE PRESIDENT, INVESTOR RELATIONS, BURLINGTON INDUSTRIES, INC., P.O. BOX 21207, GREENSBORO, NORTH CAROLINA 27420. SUCH REQUEST MUST INCLUDE A GOOD FAITH REPRESENTATION THAT, AS OF DECEMBER 10, 1996, THE PERSON MAKING SUCH REQUEST WAS A BENEFICIAL OWNER OF SHARES OF COMMON STOCK.

     Stockholders are urged to specify choices on the enclosed Proxy and to date and return it in the enclosed envelope. Your prompt response will be appreciated.

                                          By Order of the Board of Directors,

                                          /s/ Barbara K. Eisenberg
                                          ------------------------------------
                                          Barbara K. Eisenberg

                                          Vice President and Secretary

December 16, 1996

                        CONFIDENTIAL VOTING INSTRUCTIONS

  TO: NATIONSBANK OF GEORGIA, N.A., TRUSTEE OF THE BURLINGTON INDUSTRIES, INC.
                     EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     THESE VOTING INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE TRUSTEE

        I acknowledge receipt of a copy of the Annual Report of Burlington Industries, Inc. for fiscal year 1996, Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders to be held on February 6, 1997, and a letter from the ESOP Committee concerning voting instructions.

        You are hereby instructed, with respect to the shares of Burlington Industries, Inc. allocated to my account, to vote as indicated on the reverse side and to confer discretionary authority to vote upon any other business that may properly come before the meeting.

                                        PLEASE VOTE, SIGN AND DATE
                                        THIS FORM ON THE REVERSE SIDE
                                        AND RETURN IT IN THE ENCLOSED
                                        ENVELOPE.

                                        THANK YOU FOR YOUR PROMPT RESPONSE.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


1.  Election of Directors.

        /  / FOR all nominees (except as written below)
        Nominees:  John D. Englar and Abraham B. Stenberg

        /  / WITHHOLD AUTHORITY to vote for all nominees

        INSTRUCTION; To withhold authority to vote for one or more individual nominees, write the name(s) of such nominees in the space provided below)

        -----------------------------------------------------------------------

2.  Selection of Ernst & Young LLP as independent public accountants.

        /  / FOR       /  / AGAINST      /  / ABSTAIN

IF THESE INSTRUCTIONS ARE NOT RECEIVED BY THE TRUSTEE BY 5:00 P.M. EST ON FEBRUARY 5, 1997, THE TRUSTEE WILL NOT VOTE SUCH SHARES.


                                        ---------------------------------------
                                                (Please sign here)


                                Dated:
                                        --------------------------------------

                          BURLINGTON INDUSTRIES, INC.
                    Proxy for Annual Meeting of Stockholders
                                February 6, 1997

     The undersigned hereby appoints Barbara K. Eisenberg and Robert A. Wicker, and each of them, proxies with full power of substitution, to vote all of the Common Stock of Burlington Industries, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Corporation, 3330 West Friendly Avenue, Greensboro, North Carolina, on February 6, 1997, at 9:30 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, upon the proposals as indicated on the reverse side and in their discretion upon any other matters that may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS PROVIDED ON THE REVERSE SIDE. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR ITEM 2.

                                            PLEASE VOTE, SIGN AND DATE
                                            THIS PROXY ON THE REVERSE
                                            SIDE AND RETURN IT IN THE
                                            ENCLOSED ENVELOPE.

                                            THANK YOU FOR YOUR PROMPT RESPONSE.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors.

        / / FOR all nominees (except as written below)
        Nominees: John D. Englar and Abraham B. Stenberg

        / / WITHHOLD AUTHORITY to vote for all nominees

        (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the name(s) of such nominees in the space provided below)

        ----------------------------------------------------------------------

2. Selection of Ernst & Young LLP as independent public accountants.

        / / FOR         / / AGAINST        / / ABSTAIN

I plan to attend the Annual Meeting of Stockholders on February 6, 1997.

        / / YES         / / NO

                                ----------------------------------------------
                                                (Signature)

                                ----------------------------------------------
                                                (Signature)

                                DATED:                                  , 199
                                      ----------------------------------

                                IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing for a corporation, indicate the capacity in which you are signing.

[LETTERHEAD]

BURLINGTON INDUSTRIES, INC.                             Plan Committee
                                                   3330 West Friendly Avenue
EMPLOYEE STOCK OWNERSHIP PLAN                        Greensboro, NC 27410



                                                        December 16, 1996




To Members of the Employee Stock Ownership/Performance Shares Plan

        The Annual Meeting of Stockholders of Burlington Industries, Inc. will be held on February 6, 1997. At that meeting, NationsBank of Georgia, N.A. ("NationsBank"), the Trustee of the Burlington Industries, Inc. Employee Stock Ownership Plan (the "Plan"), as the record holder of stock in the Plan, will be entitled to vote the shares of Burlington Industries, Inc. stock held by the Plan.

        You have the right to instruct the Trustee how to vote the shares of stock allocated to your account in the Plan.

You are receiving the following materials with this letter:

        1) Notice of the Annual Meeting and the accompanying Proxy Statement. This contains an explanation of the issues upon which you may vote.

        2)   1996 Annual Report to Shareholders.

        3) A voting instruction card which you should use to instruct NationsBank how to vote the shares of stock in your account.

        4)   A postage paid return envelope.

        NationsBank, as Trustee, has requested that the Committee inform you that it will vote the shares in the Plan only according to members' instructions. We assure you that your personal voting instructions will remain confidential. If you do not choose to vote, or if NationsBank has not received your instructions by 5:00 p.m. EST on February 5, 1997, NationsBank will not
vote the shares allocated to your account.                               ---


You are urged to give your instructions to the Trustee since otherwise your shares will not be voted.



                            BURLINGTON EMPLOYEE STOCK OWNERSHIP PLAN COMMITTEE